                   -------------------------------------------

                        PRO FORMA VALUATION UPDATE REPORT

                              LINCOLN PARK BANCORP

                               HOLDING COMPANY FOR
                            LINCOLN PARK SAVINGS BANK
                            LINCOLN PARK, NEW JERSEY


                                  DATED AS OF:
                                OCTOBER 15, 2004

                   -------------------------------------------




                                  PREPARED BY:

                              RP(R) FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210
                            ARLINGTON, VIRGINIA 22209

[LOGO] RP(R) FINANCIAL, LC.
----------------------------------------
Financial Services Industry Consultants




                                                                October 15, 2004



Board of Directors
Lincoln Park Savings and Loan Association and
Board of Managers
Lincoln Park Savings Bank
31 Boonton Turnpike
Lincoln Park, New Jersey  07035-1790

Members of the Boards:

        At your request, we have completed and hereby provide an updated independent appraisal ("Update") of the estimated pro forma market value of the Common Stock which is to be offered in connection with the Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan (the "Plan"), described below.

        This Appraisal is furnished pursuant to the conversion regulations promulgated by the Commissioner of Banking and Insurance of the State of New Jersey (the "Commissioner"), the Federal Deposit Insurance Corporation ("FDIC") and the Office of Thrift Supervision ("OTS"). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the OTS, most recently updated as of October 21, 1994. Such valuation guidelines are relied upon by the previously referenced agencies in evaluating conversion appraisals in the absence of such specific written valuation guidelines separately issued by the respective agencies.

        Our Original Appraisal report, dated June 9, 2004 (the "Original Appraisal") and updated appraisal report dated September 10, 2004 (the "First Update"), are incorporated herein by reference. As in the preparation of our Original Appraisal and First Update, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

        This update has been prepared to reflect: changes in stock market conditions for thrifts since the Original Appraisal, including the market for all publicly-traded thrifts in mutual holding company form and the new issue market for converting thrifts (including standard conversions, second step conversions and initial offerings by mutual holding companies); and Lincoln Park Savings and Loan Association's recent financial developments as of June 30, 2004. As noted in the Original Appraisal, the valuation will be updated at least once more prior to the close of the Conversion to reflect such factors.

        In connection with the mutual holding company reorganization, Lincoln Park Savings and Loan Association will convert from a New Jersey chartered savings and loan association to a New Jersey chartered savings bank to be called Lincoln Park Savings Bank (hereinafter referred to as the "Bank")


WASHINGTON HEADQUARTER
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA  22209                               Toll-Free No.: (866) 723-0594
www.rpfinancial.com                                 E-Mail: mail@rpfinancial.com

BOARD OF DIRECTORS AND BOARD OF MANAGERS
OCTOBER 15, 2004
PAGE 2


DESCRIPTION OF REORGANIZATION

        The Board of the Bank has adopted a plan of reorganization pursuant to which it will reorganize into a mutual holding company structure. As part of the reorganization, Lincoln Park Savings Bank (the "Bank") will become a wholly-owned subsidiary of Lincoln Park Bancorp (the "Company"), a federal corporation, and the Company will issue a majority of its common stock to Lincoln Park Bancorp, MHC (the "MHC") a federally-chartered mutual holding company, and sell a minority of its common stock to the public (the "Minority Stock Issuance"). It is anticipated that the public shares will be offered in a subscription offering to the Bank's Eligible Account Holders, Tax-Qualified Employee Plans including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders and Voting Depositors. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a direct community offering. The total shares offered for sale to the public will constitute a minority interest of the Company's stock (49% or less).

        Immediately following the Minority Stock Issuance, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank. The Company will retain up to 50% of the net offering proceeds. The Company intends to use a portion of the proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 4.0% of the shares of common stock sold in the offering.

LIMITING FACTORS AND CONSIDERATIONS

        Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

        RP Financial's valuation was determined based on the financial condition and operations of the Company as of June 30, 2004, the date of the financial data included in the regulatory applications and prospectus.

        RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

        The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company's financial performance and condition, management policies, and current

BOARD OF DIRECTORS AND BOARD OF MANAGERS
OCTOBER 15, 2004
PAGE 3


conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

DISCUSSION OF RELEVANT CONSIDERATIONS

        1.      STOCK MARKET CONDITIONS

        Since the date of the First Update, the performance of the overall stock market has been mixed. After the DJIA closed at a two month high in early-September on hopes for favorable employment numbers for August, the broader stock market traded in a narrow range through mid-September. Concerns that rising oil prices would hurt the economy and reduce corporate earnings pressured stocks lower in late-September. Stocks rallied at the start of the fourth quarter, largely on the basis of a rebound in technology stocks and some positive economic news. On October 15, 2004, the DJIA closed at 9933.4 or 3.7% lower since the date of the First Update and the NASDAQ closed at 1911.5, an increase of 0.5% from the same date. The Standard & Poors 500 Index closed at 1108.2 on October 15, 2004, a decrease of 1.4% from September 10, 2004.

        The positive trend in thrift stocks noted in the First Update continued through mid-September, as September employment data matched expectations and inflation remained low. Thrift stocks edged lower at the close of the third quarter, which was largely attributable to weakness in the broader stock market. Thrift issues also rebounded in conjunction with the broader stock market rally at the start of the fourth quarter, particularly as perceived economic weakness caused interest rate levels to ease. On October 15, 2004, the SNL Index for all publicly-traded thrifts closed at 1506.6, an increase of 0.6% since the date of the First Update. The SNL MHC Index closed at 2,756.8 on October 15, 2004, an increase of 1.9% since the date of the First Update.

        The updated market prices and pricing ratios for the Peer Group and all publicly-traded thrifts reflect modest increases since the date of the First Update. The P/B and P/TB ratios on a fully converted basis have increased in a range of 2%. On a fully converted basis, the P/E of the Peer Group has increased by 5% but declined by 5% on a core basis. On a reported basis, the Peer Group's earnings multiples were also mixed (the reported P/E decreased by 2% and the core multiple increased by 2%) while the P/B and P/TB ratios have increased by 3% (see Table 1).

        As set forth in the First Update, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and

BOARD OF DIRECTORS AND BOARD OF MANAGERS
OCTOBER 15, 2004
PAGE 4


denominator are both impacted by the
conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.


                                        Table 1
                            Average Pricing Characteristics


                                                At September 10,    At October 15,   Percent
                                                      2004               2004         Change
                                                      ----               ----         ------
PEER GROUP (FULLY CONVERTED BASIS)
Price/Earnings (x)                                    29.57x             31.03x         4.9%
Price/Core Earnings (x)                               34.66              32.86         (5.2)
Price/Book (%)                                        99.78%            101.64%         1.9
Price/Tangible Book (%)                              103.75             105.60          1.8
Price/Assets (%)                                      22.43              22.65          1.0
Price/Share ($) (1)                                     ---                ---          4.3
Market Capitalization (1)                               ---                ---          4.1

PEER GROUP (REPORTED BASIS)
Price/Earnings (x)                                    35.73x             34.99x        (2.1)%
Price/Core Earnings (x)                               37.82              38.58          2.0
Price/Book (%)                                       218.53%            224.37%         2.7
Price/Tangible Book (%)                              234.78             242.08          3.1
Price/Assets (%)                                      26.02              26.09          0.3

ALL PUBLICLY-TRADED THRIFTS
Price/Earnings (x)                                    17.80x             18.27x         2.6%
Price/Core Earnings (x)                               19.75              19.84          0.5
Price/Book (%)                                       160.85%            162.48%         1.0
Price/Tangible Book (%)                              175.25             176.79          0.9
Price/Assets (%)                                      17.14              17.45          1.8

OTHER
SNL Thrift Index                                     1498.2             1506.6          0.6%
SNL MHC Index                                        2705.4             2756.8          1.9%

(1) Reflects the median of the percentage change for the Peer Group companies.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
OCTOBER 15, 2004
PAGE 5


        As shown in Table 2, three second step offerings and four MHC offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for our analysis. All four MHC offerings were oversubscribed and closed at the supermaximum of the offering range. On a fully-converted basis, the average closing pro forma price/tangible book ratios of the recent MHC offerings equaled 87.7%. On average, the prices of the recent MHC offerings reflected price appreciation of 12.3% after the first week of trading and 9.4% appreciation based on the median.

        There was one second step offering completed since the date of the First Update, by Roebling Financial Corp., which is also based in northern New Jersey. Roebling Financial is a comparatively small ($90 million in total assets) institution and completed its second step conversion as of October 1, 2004, at the supermaximum of the offering range, at a 112.3% pro forma P/TB and 32.6 times pro forma core earnings. The price of Roebling Financial was 5% below its IPO price as of October 15, 2004.

VALUATION APPROACHES:  FULLY CONVERTED BASIS

        In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Bank's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits 2 and 3). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in the Bank's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank's full conversion value, described in the First Update have not changed and we continue to employ June 30, 2004, financial data, which is the latest which is publicly available.

        In examining the valuation adjustments made relative to the Peer Group in the First Update, we concluded that no adjustment for the valuation parameters of financial condition and profitability, growth and viability of earnings, were not necessary, as no new financial information has become available for the Bank or the Peer Group.

        For the valuation parameter of dividends, we considered both the increase in the capital resulting from this updated valuation (that increases future dividend paying capacity) and that none of the in the four recent minority stock issuances by mutual holding companies had a stated dividend policy and two indicated no clear intent to pay a dividend. All these offering were oversubscribed. Taking the foregoing into consideration we have upgraded the dividends parameter from a slight downward adjustment to no adjustment.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
OCTOBER 15, 2004
PAGE 6


                                                              TABLE 2
                                           PRICING CHARACTERISTICS AND AFTER-MARKET TRENDS
                                          RECENT CONVERSIONS COMPLETED (LAST THREE MONTHS)

------------------------------------------------------------------------------------------------------------------------------------
                Institutional Information                        Pre-Conversion Data        Offering Information      Contribution
                                                            Financial Info. Asset Quality                          Charitable Found
------------------------------------------------------------------------------------------------------------------------------------
                                    Conversion                      Equity   NPAs/  Res.  Gross      %   % of   Exp./        % of
Institution                 State    Date        Ticker     Assets  Assets  Assets  Cov.  Proc.  Offered  Mid. Proc.  Form Offering
-----------                 -----    ----        ------     ------  ------  ------  ----  -----  -------  ----------  -------------
                                                            ($Mil)    (%)    (%)    (%)  ($Mil.)    (%)   (%)   (%)           (%)
------------------------------------------------------------------------------------------------------------------------------------
SECOND STEP CONVERSIONS
-----------------------
Roebling Financial Corp.      NJ    10/1/04    RBLG-OTC BB  $   90   8.33%   0.21%  272% $    9.1    54%  132%  5.4%  N.A     N.A
DSA Financial Corporation     IN    7/30/04    DSFN-OTS BB  $   78  12.07%   0.71%   59% $    8.5    52%  108%  6.1%  N.A.    N.A.
Partners Trust
  Financial Group, Inc.*(7)   NY    7/15/04    PRTR-NASDAQ  $3,628  11.01%   0.59%  264% $  148.8    54%   85%  3.6%  N.A.    N.A.

                        AVERAGES - SECOND STEP CONVERSIONS: $1,266  10.47%   0.50%  199% $   55.4    53%  108%  5.1%  NA      NA
                         MEDIANS - SECOND STEP CONVERSIONS: $   90  11.01%   0.59%  264% $    9.1    54%  108%  5.4%  NA      NA

MUTUAL HOLDING COMPANY CONVERSIONS
----------------------------------
PSB Holdings, Inc.*           CT    10/5/04    PSBH-NASDAQ  $  279   8.36%   0.24%  196% $   30.9    45%  132%  2.7% Stock    4.0%
Atlantic Coast Federal
   Corp.* (9)                 GA    10/5/04)   ACFC-NASDAQ  $  580   7.77%   0.67%   96% $   58.2    40%  132%  2.4% N.A      N.A
Naugatuck Valley Fin. Corp.   CT    10/1/04    NVSL-NASDAQ  $  254   8.51%   0.39%  199% $   32.7    43%  132%  2.6% Stock    4.7%
SI Financial Group, Inc       CT    10/1/04    SIFI-NASDAQ  $  555   6.21%   0.33%  160% $   50.3    40%  132%  2.4% Stock    5.0%

             AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS: $  417   7.71%   0.41%  163% $   43.0    42%  132%  2.5% NA       NA
              MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS: $  417   8.07%   0.36%  178% $   41.5    42%  132%  2.5% NA       NA

                                AVERAGES - ALL CONVERSIONS: $  781   8.89%   0.45%  178% $   48.3    47%  122%  3.6% NA       NA
                                 MEDIANS - ALL CONVERSIONS: $  279   8.36%   0.39%  196% $   32.7    45%  132%  2.7% NA       NA
------------------------------------------------------------------------------------------------------------------------------------

(continued)

------------------------------------------------------------------------------------------------------------------------------------
  Insider Purchases                           Pro Forma Data                              Post-IPO Pricing Trends
                                 Pricing Ratios(3)    Financial Charac.                       Closing Price:
Benefit Plans         Initial                                                    First           After            After
       Recog  Mgmt.&  Dividend          Core          Core         Core    IPO  Trading    %     First     %      First      %
 ESOP  Plans   Dirs.   Yield    P/TB    P/E    P/A    ROA   TE/A   ROE    Price   Day   Change  Week(4)  Change  Month(5)  Change
 ----  -----   -----   -----    ----    ---    ---    ---   ----   ---    -----   ---   ------  -------  ------  --------  ------
  (%)   (%)   (%)(2)     (%)     (%)    (x)    (%)    (%)    (%)    (%)    ($)    ($)     (%)     ($)      (%)      ($)     (%)
------------------------------------------------------------------------------------------------------------------------------------

 8.0%   4.0%   11.8%    0.00%  112.3%  32.6x  17.3%   0.5%  15.4%   3.4%  $10.00  $9.90   -1.0%  $ 9.95    -0.5%   $ 9.50   -5.0%

 8.0%   4.0%    7.4%    4.00%  100.3%  20.0x  19.3%   1.0%  19.2%   5.0%  $10.00  $9.80   -2.0%  $ 9.50    -5.0%   $ 9.30   -7.0%

 8.0%   4.0%    0.7%    2.50%  188.9%  17.2x  12.7%   0.7%   6.7%  11.0%  $10.00  $9.99   -0.1%  $ 9.98    -0.2%   $ 9.81   -1.9%

 8.0%   4.0%    6.6%    2.17%  133.8%  23.3x  16.4%   0.7%  13.8%   6.5%  $10.00  $ 9.90  -1.0%  $ 9.81    -1.9%   $ 9.54   -4.6%
 8.0%   4.0%    7.4%    2.50%  112.3%  20.0x  17.3%   0.7%  15.4%   5.0%  $10.00  $ 9.90  -1.0%  $ 9.95    -0.5%   $ 9.50   -5.0%

 8.0%   4.0%    8.0%    0.00%   85.2%  40.9x  20.6%   0.5%  16.4%   3.2%  $10.00  $10.50   5.0%  $10.60     6.0%   $10.63    6.3%

 8.0%   4.0%    6.1%    0.00%   87.6%  43.9x  20.7%   0.6%  14.6%   3.9%  $10.00  $11.75  17.5%  $12.45    24.5%   $12.85   28.5%
 9.1%   4.6%    2.4%    0.00%   88.8%  49.6x  23.9%   0.6%  17.5%   3.2%  $10.00  $10.80   8.0%  $10.81     8.1%   $10.80    8.0%
 9.8%   4.9%    2.4%    0.00%   89.3%  43.3x  19.0%   0.5%  12.8%   3.8%  $10.00  $11.20  12.0%  $11.06    10.6%   $11.00   10.0%

 8.7%   4.4%    4.7%    0.00%   87.7%  44.4X  21.1%   0.5%  15.3%   3.5%  $10.00  $11.06  10.6%  $11.23    12.3%   $11.32   13.2%
 8.6%   4.3%    4.2%    0.00%   88.2%  43.6X  20.6%   0.5%  15.5%   3.5%  $10.00  $11.00  10.0%  $10.94     9.4%   $10.90    9.0%

 8.4%   4.2%    5.5%    0.93%  107.5%  35.4X  19.1%   0.6%  14.7%   4.8%  $10.00  $10.56   5.6%  $10.62     6.2%   $10.56    5.6%
 8.0%   4.0%    6.1%    0.00%   89.3%  40.9x  19.3%   0.6%  15.4%   3.8%  $10.00  $10.50   5.0%  $10.60     6.0%   $10.63    6.3%
----------------------------------------------------------------------------------------------------------------------------------
Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1)  Non-OTS regulated thrift.
(2)  As a percent of MHC offering for MHC transactions.
(3)  Does not take into account the adoption of SOP 93-6.
(4)  Latest price if offering is less than one week old.
(5)  Latest price if offering is more than one week but less than one month old.
(6)  Mutual holding company pro forma data on full conversion basis.
(7)  Simultaneously completed acquisition of another financial institution.
(8)  Simultaneously converted to a commercial bank charter.
(9)  Former credit union.                                                                                          October 15, 2004
------------------------------------------------------------------------------------------------------------------------------------

BOARD OF DIRECTORS AND BOARD OF MANAGERS
OCTOBER 15, 2004
PAGE 7


        We have also considered the impact of the additional shares outstanding and higher market capitalization as a result of the increased offering size reflected in the First Update and this updated valuation, and the positive impact it may have on the post-offering liquidity of the stock. Accordingly, we have upgraded the liquidity valuation parameter from a moderate downward adjustment to a slight downward adjustment in this updated valuation.

        The general market for thrift stocks has moved modestly higher since the date of the First Update, as indicated by the increases recorded in the SNL Index for all publicly-traded thrifts and SNL MHC Index for all publicly-traded MHCs. Specifically, the pricing ratios for all publicly traded thrifts increased in a range of 1% to 3% while the SNL Thrift Index and the SNL MHC index increased by 1% and 2%, respectively. On a reported basis, the book value based pricing measures increased by 3% while the book value based pricing measures increased by approximately 2% on a fully converted basis. Additionally, the four minority stock offerings completed by mutual holding companies were all oversubscribed, closed at the supermaximum of their respective offering ranges, and increased by an average of 13.2% in aftermarket trading. Thus, with respect to marketing of the issue, we believe that it is appropriate to change our previous adjustment from "no adjustment" to "slight upward adjustment" in view of the oversubscriptions realized in recent conversion offerings and their after market price performance.


                                                                Valuation Adjustment
                                                                --------------------
Key Valuation Parameters:                              First Update            Updated Appraisal
------------------------                               ------------            -----------------

Financial Condition                                    No Adjustment           No Adjustment
Profitability, Growth and Viability of Earnings        No Adjustment           No Adjustment
Asset Growth                                           No Adjustment           No Adjustment
Primary Market Area                                    Slight Upward           Slight Upward
Dividends                                              Slight Downward         No Adjustment
Liquidity of the Shares                                Moderate Downward       Slight Downward
Marketing of the Issue                                 No Adjustment           Slight Upward
Management                                             No Adjustment           No Adjustment
Effect of Government Regulations and
  Regulatory Reform                                    No Adjustment           No Adjustment

        Based on the application of the three valuation approaches, incorporating the relative peer group valuation adjustments above, and primarily in consideration of the increase in the Peer Group's pricing ratios, RP Financial concluded that as of October 15, 2004, the pro forma market value of the Bank's full conversion offering equaled $14,000,000 at the midpoint, equal to 1,400,000 shares at $10.00 per share. The valuation reflects an approximate 14.3% increase relative to the midpoint pro forma value established in the First Update.

        1. P/E APPROACH. The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple (fully-converted basis)

BOARD OF DIRECTORS AND BOARD OF MANAGERS
OCTOBER 15, 2004
PAGE 8


to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $479,000 for the 12 months ended June 30, 2004. In deriving the Bank's core earnings, the only adjustment made to reported earnings was to eliminate a non-recurring income on gains on the sale of investments and called securities equal to $44,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 39.94% for the gains eliminated, the Bank's core earnings were determined to equal $453,000 for the 12 months ended June 30, 2004.

                                                                 AMOUNT
                                                                 ($000)

         Net income                                                $479
         Adjustment for non-recurring items(1)                      (26)
                                                                   ----
           Core earnings estimate                                  $453


        (1) Non-recurring expense of $44,000, tax effected at 39.94%.

        Based on the Bank's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples (fully-converted basis) at the $14.00 million midpoint value equaled 25.64 times and 26.92 times, respectively, indicating a discount of 17.4% relative to the Peer Group's average reported P/E multiple (fully-converted basis) of 31.03 times and the Core P/E multiple of
26.92 times was discounted by 18.1% (see Table 3, excludes P/E ratios over 50 times). By comparison, the Bank's value at the midpoint in the First Update indicated discounts of 23.0% and 30.9% relative to the Peer Group's average reported and core P/E multiples (fully-converted basis), respectively. The implied discounts or premiums reflected in the Bank's pro forma P/E multiples take into consideration the Bank's pro forma P/B and P/A ratios.

        On an MHC basis, the Bank's pro forma P/E multiples based on reported and core earnings equaled 27.59 and 29.08 times at the midpoint, respectively (see Table 4, excludes P/E ratios over 50 times). At the supermaximum of the range, the Bank's reported and core earnings multiples based on the minority stock offering equaled 35.72 and 37.60 times, respectively. In comparison, the Peer Group average multiples on an MHC basis based on reported and core earnings equaled 34.99 and 38.58 times, respectively (excluding P/E ratios over 50 times).

        2. P/B APPROACH. The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to the Bank's pro forma book value (fully-converted basis). Based on the $14.00 million midpoint valuation (fully converted basis), the Bank's updated pro forma P/B and P/TB ratios equaled 80.99%. In comparison to the average fully converted P/B and P/TB ratios for the Peer Group of 101.64% and 105.60%, the Bank's ratios reflected a discount of 20.3% on a P/B basis and a discount of 23.3% on a P/TB basis. By comparison, the Bank's ratios reflected a discount of 22.2% on a P/B basis and a discount of

BOARD OF DIRECTORS AND BOARD OF MANAGERS
OCTOBER 15, 2004
PAGE 9


25.2% on a P/TB basis at the midpoint of the of the valuation range on a fully converted basis in the First Update (based on the Peer Group averages).

        On an MHC basis, the Bank's pro forma P/B and P/TB ratios both equaled 132.21% at the midpoint, which reflects a discount from the Peer Group average on an MHC basis of 41.1% to 45.4%, respectively. At the supermaximum of the range, the Bank's P/B and P/TB ratios equaled 148.59%, which reflects a 33.8% and 38.6% discount relative to the Peer Group average P/B and P/TB ratios.

        A detailed comparison of these P/B ratios relative to the Peer Group, on both a fully-converted basis and an MHC basis, appears on the following page.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
OCTOBER 15, 2004
PAGE 10


                                                                        Price/Book         Price/Tangible
                                                                          Value              Book Value
                                                                          -----              ----------
     I.   FULLY CONVERTED BASIS (SEE TABLE 3)

           Lincoln Park SB Updated Midpoint -                             80.99%                80.99%

           Peer Group (At 10/15/04)
             Average                                                     101.64%               105.60%
             Median                                                      100.59%               106.60%

          Lincoln Park SB Midpoint Discount Relative to Peer Group
          UPDATED APPRAISAL AS OF OCTOBER 15, 2004
             Peer Group Average                                           20.31%                23.30%
             Peer Group Median                                            19.49%                23.64%


          FIRST UPDATE AS OF SEPTEMBER 10, 2004
             Peer Group Average                                           22.21%                25.19%
             Peer Group Median                                            19.82%                25.06%


     II. MHC BASIS (SEE TABLE 4)

          Lincoln Park SB Updated Midpoint                               132.21%               132.21%
          Lincoln Park SB Updated Supermaximum                           148.59%               148.59%

          Peer Group (At 10/15/04)
             Average                                                     224.37%               242.08%
             Median                                                      202.43%               237.28%

          Lincoln Park SB Midpoint Discount Relative to Peer Group
          UPDATED APPRAISAL AS OF OCTOBER 15, 2004
             Peer Group Average                                           41.08%                45.39%
             Peer Group Median                                            34.69%                44.28%

          FIRST UPDATE AS OF SEPTEMBER 10, 2004
             Peer Group Average                                           43.55%                47.45%
             Peer Group Median                                            39.98%                46.19%

          Lincoln Park SB Supermaximum Discount Relative to
          UPDATED APPRAISAL AS OF OCTOBER 15, 2004
             Peer Group Average                                           33.77%                38.62%
             Peer Group Median                                            26.60%                37.38%

          FIRST UPDATE AS OF SEPTEMBER 10, 2004
            Peer Group Average                                            35.90%                40.34%
            Peer Group Median                                             31.86%                38.91%

BOARD OF DIRECTORS AND BOARD OF MANAGERS
OCTOBER 15, 2004
PAGE 11


        3. P/A APPROACH. The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. Moreover, any withdrawal of deposits will result in a further increase in the post-offering P/A ratio. At the midpoint of the updated valuation range, the Bank's value equaled 15.42% of pro forma fully converted assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 22.65 which implies a discount of 32% to the Bank's pro forma P/A ratio (fully-converted basis), as compared to a discount of 39% indicated at the midpoint in the First Update. On an MHC basis, the Peer Group companies exhibited an average P/A ratio of 26.09%, which provides for a discount of 36% to the Bank's pro forma P/A ratio of 16.65% (the discount was 44% in the First Update).

VALUATION CONCLUSION

        Based on the foregoing, it is our opinion that, as of October 15, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the shares issued publicly, as well as to the MHC, equaled $14,000,000 at the midpoint, equal to 1,400,000 shares offered at a per share value of $10.00. The updated valuation reflects an approximate 14.3% increase relative to the fully converted midpoint valuation established in the First Update.

        Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $11.9 million and a maximum value of $16.1 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,190,000 at the minimum and 1,610,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $18.5 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 1,851,500.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
OCTOBER 15, 2004
PAGE 12


        The Board of Directors has established a public offering range such that the public ownership of the Bank will constitute a 46.0% ownership interest. Accordingly, the offering to the public of the minority stock, will equal $5.5 million at the minimum, $6.4 million at the midpoint, $7.4 million at the maximum and $8.5 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 3 and are detailed in Exhibit 2 and Exhibit 3; the pro forma valuation calculations relative to the Peer Group based on MHC financials are shown in Table 4 and are detailed in Exhibits 4 and 5.


                                            Respectfully submitted,


                                            /s/ William E. Pommerening
                                            --------------------------
                                            William E. Pommerening
                                            Chief Executive Officer and Managing
                                            Director


                                            /s/ James P. Hennessey
                                            ----------------------
                                            James P. Hennessey
                                            Senior Vice President

BOARD OF DIRECTORS AND BOARD OF MANAGERS
OCTOBER 15, 2004
PAGE 13


                                                             Table 3
                                  MHC Institutions -- Implied Pricing Ratios, Full Conversion Basis
                                            Lincoln Park Savings Bank and the Comparables
                                                      As of October 15, 2004

                                            Fully Converted
                                             Implied Value          Per Share(8)
                                            ----------------  ------------------------
                                                                                                    Pricing Ratios(3)
                                            Price/    Market  Core 12 Mo.   Book Value  ---------------------------------------
Financial Institution                       Share(1)  Value     EPS(2)         Share     P/E      P/B    P/A    P/TB    P/Core
---------------------                       --------  -----     ------         -----     ---      ---    ---    ----    ------
                                              ($)    ($Mil)      ($)            ($)      (x)      (%)    (%)     (%)      (x)

LINCOLN PARK SAVINGS BANK
  Superrange                                 $10.00   $18.52    $0.29         $11.43    32.62   87.46   19.56   87.46   34.18
  Maximum                                    $10.00   $16.10    $0.33         $11.86    28.95   84.33   17.39   84.33   30.37
  Midpoint                                   $10.00   $14.00    $0.37         $12.35    25.64   80.99   15.42   80.99   26.92
  Minimum                                    $10.00   $11.90    $0.43         $13.01    22.20   76.87   13.37   76.87   23.33

ALL PUBLIC COMPANIES(7)
  Averages                                    22.24   465.24     1.00          13.98    18.27  162.48   17.45  176.79   19.84
  Medians                                       ---      ---      ---            ---    16.93  153.15   15.30  167.91   18.27


PUBLICLY-TRADED MHC INSTITUTIONS,
   FULL CONVERSION BASIS
  Averages                                   $20.35   $87.10    $0.60         $19.94    31.03x 101.64   22.65  105.60   32.86x
  Medians                                        --       --       --             --    32.83x 100.59   22.29  106.06   33.15x

PUBLICLY-TRADED MHC INSTITUTIONS,
   FULL CONVERSION BASIS
ALLB   Alliance Bank MHC of PA (20.0)         31.24   114.15     0.93          33.11    33.59   94.35   24.35   94.35   33.59
BCSB   BCSB Bankcorp MHC of MD (36.4)         17.39   102.58     0.20          16.36     N.M.  106.30   12.73  109.37    N.M.
GOV    Gouverneur Bcp MHC of NY(42.5)         14.50    33.10     0.43          14.99    32.95   96.73   28.94   96.73   33.72
GCBC   Green Co Bcrp MHC of NY (43.9)         31.04    63.76     1.59          29.49    19.65  105.26   20.22  105.26   19.52
JXSB   Jcksnville Bcp MHC of IL(46.8)         19.25    37.58     0.35          18.67    45.83  103.11   13.28  112.51    N.M.
ONFC   Oneida Fincl MHC of NY (42.4)          11.50    86.11     0.40          12.21    25.00   94.19   18.19  110.26   28.75
PBHC   Pathfinder BC MHC of NY (35.3)         17.00    41.62     0.52          18.06    23.94   94.13   12.88  105.00   32.69
ROME   Rome Bncp Inc MHC of NY (38.5)         26.00   110.06     0.60          22.15     N.M.  117.38   34.02  117.38   43.33
WCFB   Wbstr Cty Fed MHC of IA (39.0)         12.10    45.64     0.37          12.34    32.70   98.06   35.45   98.29   32.70
WFD    Westfield Finl MHC of MA(46.5)         23.51   236.44     0.61          22.00    34.57  106.86   26.44  106.86   38.54

(continued)

                                                    Dividends(4)                 Financial Characteristics(6)
                                             ------------------------  -------------------------------------------------
                                                                                                 Reported       Core
                                             Amount/         Payout    Total   Equity  NPAs/   -------------------------
Financial Institution                        Share    Yield  Ratio(5)  Assets  Assets  Assets  ROA    ROE    ROA    ROE
---------------------                        -----    -----  --------  ------  ------  ------  ---    ---    ---    ---
                                              ($)      (%)      (%)    ($Mil)    (%)    (%)    (%)    (%)    (%)    (%)

LINCOLN PARK SAVINGS BANK
  Superrange                                 $0.00    0.00%    0.00%     $95   22.36    0.10   0.60   2.68   0.57   2.56
  Maximum                                    $0.00    0.00%    0.00%     $93   20.62    0.10   0.60   2.91   0.57   2.78
  Midpoint                                   $0.00    0.00%    0.00%     $91   19.04    0.10   0.60   3.16   0.57   3.01
  Minimum                                    $0.00    0.00%    0.00%     $89   17.40    0.10   0.60   3.46   0.57   3.29

ALL PUBLIC COMPANIES(7)
  Averages                                    0.46    2.10    34.18    2,909   10.81    0.54   0.81   8.58   0.71   7.14
  Medians                                      ---     ---      ---      ---     ---     ---    ---    ---    ---    ---


PUBLICLY-TRADED MHC INSTITUTIONS,
   FULL CONVERSION BASIS
  Averages                                    0.47    2.54    54.40      413   22.27    0.64   0.70   3.06   0.67   2.86
  Medians                                       --      --       --       --      --      --     --     --     --     --

PUBLICLY-TRADED MHC INSTITUTIONS,
   FULL CONVERSION BASIS
ALLB   Alliance Bank MHC of PA (20.0)         0.36    1.15    38.71      469   25.81    1.42   0.73   2.81   0.73   2.81
BCSB   BCSB Bankcorp MHC of MD (36.4)         0.50    2.88       NM      806   11.97    0.17   0.17   1.23   0.16   1.18
GOV    Gouverneur Bcp MHC of NY(42.5)         0.26    1.79    60.47      114   29.91    0.86   0.91   2.95   0.89   2.88
GCBC   Green Co Bcrp MHC of NY (43.9)         0.84    2.71    52.83      315   19.21    0.15   1.08   5.39   1.09   5.42
JXSB   Jcksnville Bcp MHC of IL(46.8)         0.30    1.56       NM      283   12.88    1.05   0.31   2.35   0.24   1.83
ONFC   Oneida Fincl MHC of NY (42.4)          0.38    3.30       NM      473   19.31    0.17   0.73   3.72   0.64   3.23
PBHC   Pathfinder BC MHC of NY (35.3)         0.41    2.41       NM      323   13.68    1.11   0.55   3.89   0.41   2.85
ROME   Rome Bncp Inc MHC of NY (38.5)         0.60    2.31       NM      324   28.98    0.52   0.67   2.29   0.79   2.69
WCFB   Wbstr Cty Fed MHC of IA (39.0)         0.68    5.62       NM      129   36.16      NA   1.08   3.00   1.08   3.00
WFD    Westfield Finl MHC of MA(46.5)         0.40    1.70    65.57      894   24.74    0.33   0.75   3.00   0.68   2.69

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to
    Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4) Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
OCTOBER 15, 2004
PAGE 14


                                                              Table 4
                                                        Public Market Pricing
                                                      Lincoln Park Savings Bank
                                                       As of October 15, 2004
                                            MHC Pricing - 46.00% Minority Stock Issuance



                                        Fully Converted
                                         Implied Value               Per Share
                                      ---------------------  --------------------------            Pricing Ratios(3)
                                         Price/    Market    Core 12 Mo.   Book Value/ -----------------------------------------
Financial Institution                   Share(1)   Value        Eps(2)        Share      P/e     P/b     P/a     P/tb   P/core
---------------------                   --------   -----        ------        -----      ---     ---     ---     ----   ------
                                           ($)     ($Mil)         ($)          ($)       (x)     (%)     (%)      (%)    (x)
LINCOLN PARK SAVINGS BANK
  Superrange                             $10.00    $18.52       $0.27         $6.73     35.72   148.59  21.54   148.59  37.60
  Maximum                                $10.00    $16.10       $0.30         $7.12     31.41   140.49  18.95   140.49  33.09
  Midpoint                               $10.00    $14.00       $0.34         $7.56     27.59   132.21  16.65   132.21  29.08
  Minimum                                $10.00    $11.90       $0.40         $8.17     23.69   122.44  14.30   122.44  24.99

ALL PUBLIC COMPANIES(7)
  Averages                                22.24    465.24        1.00         13.98     18.27   162.48  17.45   176.79  19.84
  Medians                                   ---       ---         ---           ---     16.93   153.15  15.30   167.91  18.27

COMPARABLE GROUP AVERAGES
  Averages                               $20.35    $34.45       $0.48         $9.03     34.99x  224.37  26.09   242.08  38.58x
  Medians                                    --        --          --            --     40.28x  202.43  25.25   237.28  40.48x


COMPARABLE GROUP
ALLB   Alliance Bank MHC of PA (20.0)     31.24     21.49        0.69         10.18     44.63   306.88  28.09   306.88  45.28
BCSB   BCSB Bankcorp MHC of MD (36.4)     17.39     37.28        0.10          6.84       N.M.  254.24  13.68   272.57   N.M.
GOV    Gouverneur Bcp MHC of NY(42.5)     14.50     14.08        0.35          7.82     40.28   185.42  33.77   185.42  41.43
GCBC   Green Co Bcrp MHC of NY (43.9)     31.04     28.00        1.43         14.52     21.86   213.77  22.40   213.77  21.71
JXSB   Jcksnville Bcp MHC of IL(46.8)     19.25     17.58        0.25          9.86      N.M.   195.23  14.14   231.93   N.M.
ONFC   Oneida Fincl MHC of NY (42.4)      11.50     36.55        0.34          6.52     28.75   176.38  19.99   242.62  33.82
PBHC   Pathfinder BC MHC of NY (35.3)     17.00     14.71        0.42          8.61     27.87   197.44  13.88   252.23  40.48
ROME   Rome Bncp Inc MHC of NY (38.5)     26.00     42.38        0.45          8.40      N.M.   309.52  41.48   309.52   N.M.
WCFB   Wbstr Cty Fed MHC of IA (39.0)     12.10     17.81        0.30          5.99     40.33   202.00  43.56   203.02  40.33
WFD    Westfield Finl MHC of MA(46.5)     23.51    114.66        0.50         11.59     41.25   202.85  29.95   202.85  47.02

(continued)

                                               Dividends(4)                       Financial Characteristics(6)
                                        -------------------------   ------------------------------------------------------

                                                                                                 Reported         Core
                                         Amount/          Payout    Total   Equity/  NPAs/   --------------  -------------- Offering
Financial Institution                     Share   Yield  Ratio(5)   Assets  Assets   Assets    ROA     ROE     ROA     ROE    Size
---------------------                     -----   -----  --------   ------  ------   ------    ---     ---     ---     ---    ----
                                           ($)     (%)     (%)      ($Mil)    (%)     (%)      (%)     (%)     (%)     (%)   ($Mil)

LINCOLN PARK SAVINGS BANK
  Superrange                              $0.00   0.00%   0.00%       $86    14.50    0.10    0.60     4.16   0.57    3.95     8.52
  Maximum                                 $0.00   0.00%   0.00%       $85    13.49    0.11    0.60     4.47   0.57    4.25     7.41
  Midpoint                                $0.00   0.00%   0.00%       $84    12.59    0.11    0.60     4.79   0.57    4.55     6.44
  Minimum                                 $0.00   0.00%   0.00%       $83    11.68    0.11    0.60     5.17   0.57    4.90     5.47

ALL PUBLIC COMPANIES(7)
  Averages                                 0.46   2.10   34.18      2,909    10.81    0.54    0.81     8.58   0.71    7.14
  Medians                                   ---    ---     ---        ---      ---     ---     ---      ---    ---     ---

COMPARABLE GROUP AVERAGES
  Averages                                 0.47   2.54   22.61        367    11.85    0.64    0.65     5.30   0.62    4.92
  Medians                                    --     --      --         --       --      --      --       --     --      --


COMPARABLE GROUP
ALLB   Alliance Bank MHC of PA (20.0)      0.36   1.15   10.43        383     9.15    1.42    0.63     6.84   0.63    6.74
BCSB   BCSB Bankcorp MHC of MD (36.4)      0.50   2.88      NM        750     5.38    0.17    0.09     1.47   0.09    1.33
GOV    Gouverneur Bcp MHC of NY(42.5)      0.26   1.79   31.60         98    18.21    0.86    0.88     4.64   0.85    4.51
GCBC   Green Co Bcrp MHC of NY (43.9)      0.84   2.71   25.80        285    10.48    0.15    1.08     9.89   1.09    9.96
JXSB   Jcksnville Bcp MHC of IL(46.8)      0.30   1.56      NM        266     7.24    1.05    0.26     3.38   0.18    2.42
ONFC   Oneida Fincl MHC of NY (42.4)       0.38   3.30      NM        431    11.33    0.17    0.70     5.98   0.59    5.08
PBHC   Pathfinder BC MHC of NY (35.3)      0.41   2.41      NM        300     7.03    1.11    0.51     6.92   0.35    4.76
ROME   Rome Bncp Inc MHC of NY (38.5)      0.60   2.31      NM        265    13.40    0.52    0.58     4.22   0.73    5.28
WCFB   Wbstr Cty Fed MHC of IA (39.0)      0.68   5.62      NM        105    21.56      NA    1.07     5.00   1.07    5.00
WFD    Westfield Finl MHC of MA(46.5)      0.40   1.70      NM        789    14.76    0.33    0.72     4.65   0.63    4.08


(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to
    Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4) Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.


Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.